Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-166245 and 333-172379) of Calix, Inc. of our report dated February 24, 2011, with respect to the consolidated financial statements and schedule of Calix, Inc. included in this Annual Report (Form 10-K) of Calix, Inc. for the year ended December 31, 2010.

/s/    ERNST & YOUNG LLP

San Jose, California

February 24, 2011